SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JULY 21, 1999


                                  AURA SYSTEMS, INC.
             (Exact Name of Registrant as Specified in its Charter)


         DELAWARE                        0-17249                95-4106894
(State or other Jurisdiction           (Commission           (I.R.S. Employer
of Incorporation or Organization)      File Number)          Identification No.)


                               2335 Alaska Avenue
                          El Segundo, California 90245
                    (Address of principal executive offices)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (310) 643-5300

FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT:  N/A


Item 5.   Other Events.

     On July 21, 1999, Aura Systems, Inc. (the "Company") issued a press release regarding certain material events. The following is the text of the press release:


news release



NEWS
FOR IMMEDIATE RELEASE


   AURA SYSTEMS REPORTS AGREEMENT-IN-PRINCIPLE REACHED REGARDING RESTRUCTURING PLAN AND COMMENCEMENT OF AUDIT; COMMON STOCK DELISTED FROM NASDAQ; PLAN ANNOUNCED TO RE-LIST COMMON STOCK

EL SEGUNDO, CALIFORNIA, July 21, 1999---AURA SYSTEMS, INC. announced today that it has made significant progress towards implementing a restructuring plan of its principal indebtedness. Specifically, the Company has reached an agreement-in-principle with its two largest debtholders, representing more than $35 million of straight debt and debt convertible into Common Stock. The agreement-in-principle calls for approximately $41 million of indebtedness to be converted into Common Stock representing 32.4% of Aura's Common Stock, after giving effect to the completion of the restructuring plan and a private placement of $10 million of Common Stock. Conversion of this debt to Common Stock will also result in an increase of approximately $41 million of equity on Aura's balance sheet. The agreement-in-principle is subject to the satisfaction of a number of terms and conditions, including an infusion of new equity capital by third parties through a private placement of up to $10 million of Common Stock, and satisfactory arrangements with other Aura creditors providing for payment in full over a period of time.

The Company also announced that it received notification from The Nasdaq Stock Market that its Common Stock was delisted from trading effective as of July 20, 1999. The action by Nasdaq was taken as a result of the Company's inability to furnish audited financial statements to the SEC, failure to maintain a $1.00 minimum bid price and the delinquency of certain listing fees. The Company recently paid its auditors, allowing the audit work to proceed.

The Company intends to re-apply for listing on the Nasdaq National Market following the implementation of the restructuring plan, completion of its annual audit and consummation of a proposed 1:20 reverse stock split, at which time the Company believes it will meet all applicable Nasdaq National Market listing requirements.
                                                                 # # #

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed by the undersigned hereunto duly authorized.

                                                  AURA SYSTEMS, INC.
                                                  (Registrant)

DATED:  July 21, 1999                        By:  /s/ Steven C. Veen
                                                  ------------------------
                                                  Steven C. Veen
                                                  Chief Financial Officer